DISTRIBUTION AGREEMENT

                                   SCHEDULE A

                           U.S. Global Accolade Funds

                           Portfolios and Fee Schedule

Portfolios covered by Distribution Agreement:

          Holmes Growth Fund
          MegaTrends Fund
          Eastern European Fund
          Global Emerging Markets Fund

          Fees for distribution and distribution support services on behalf of the Portfolios:

          Annual Fee: $24,000

          This fee shall be paid in monthly installments of $2,000.00 each.



          September 30, 2004



U.S. GLOBAL ACCOLADE FUNDS                           U.S. GLOBAL BROKERAGE, INC.



By: /s/Frank E. Holmes                               By:/s/Graig P. Ponthier
   ------------------------------                       ------------------------
   Frank E. Holmes                                      Graig P. Ponthier
   President                                            President
   Chief Executive Officer